FOR IMMEDIATE RELEASE

The Oncology Institute Reports Fourth Quarter and Full Year 2023 Financial Results and Guidance for 2024
CERRITOS, Calif., March 27, 2024 -- The Oncology Institute, Inc. (NASDAQ: TOI) (“TOI” or the “Company”), one of the largest value-based community oncology groups in the United States, today reported financial results for its fourth quarter and year ended December 31, 2023.
Recent Operational Highlights
•Remediated material weakness in Internal Controls over review of Complex Accounting Transactions.
•Signed full-risk capitated contract in South Florida, effective January 1, 2024 and have now successfully onboarded the membership and the IPA providers.
•Acquired and launched our California-based pharmacy in December and have already completed over 1,300 specialty medication fills.
•Jeremy Castle enjoyed his first full quarter as our new Chief Operating Officer.
•Hired 7 new providers in the quarter and ended the year with 69 clinics and 119 employed providers.
Fourth Quarter 2023 Financial Highlights
•Consolidated revenue of $86 million, an increase of 20.1% compared to the prior year quarter
•Gross profit of $14 million, a decrease of 8.0% compared to the prior year quarter
•Net loss of $18.8 million compared to net loss of $11.0 million for the prior year quarter
•Basic and diluted loss per share of $(0.21) and $(0.21), respectively, compared to $(0.12) and $(0.16) for the prior year quarter
•Adjusted EBITDA of $(6.3) million compared to $(4.6) million for the prior year quarter
•Cash, cash equivalents, and investments of $83 million as of December 31, 2023
Management Commentary
Daniel Virnich, CEO of TOI, commented, "I am very pleased with our performance in the fourth quarter of 2023, as we delivered strong growth, expanded our gross margin and reduced SG&A. Our full-risk capitated contract in South Florida is a significant milestone for TOI and we are excited to prove our model through this partnership. Our demonstrated ability to concurrently grow topline while improving margins lays the groundwork for continued success in 2024 and beyond."
Outlook for Fiscal Year 2024
TOI uses Adjusted EBITDA, a non-GAAP metric, as an additional tool to assess its operational performance. See "Financial Information: Non-GAAP Financial Measures" below. In reliance on the unreasonable efforts exception provided under Regulation S-K, TOI is not reasonably able to provide a quantitative reconciliation for forward-looking information of Adjusted EBITDA to net (loss) income, the most directly comparable GAAP financial measure, without unreasonable efforts due to uncertainties regarding taxes, share-based compensation, goodwill impairment charges, change in fair value of liabilities, unrealized (gains) losses on investments, practice acquisition-related costs, consulting and legal fees, transaction costs and other non-cash items. The variability of these items could have an unpredictable, and potentially significant, impact on TOI’s future GAAP financial results. TOI expects interest expense in the range of $4 million to $5 million, other adjustment add backs in the range of $2 million to $4 million, and depreciation and amortization in the range of $4 million to $6 million.

2024 Guidance
Revenue	$400 to $415 million
Gross Profit	$68 to $79 million
Adjusted EBITDA	$(8) to $(18) million
TOI's achievement of the anticipated results is subject to risks and uncertainties, including those disclosed in its filings with the U.S. Securities and Exchange Commission. The outlook does not take into account the impact of any unanticipated developments in the business or changes in the operating environment, nor does it take into account the impact of TOI's acquisitions, dispositions or financings. TOI's outlook assumes a largely reopened global market, which would be negatively impacted if closures or other restrictive measures persist or are reimplemented.
Fourth Quarter 2023 Results
Consolidated revenue for Q4 2023 was $86 million, an increase of 20.1% compared to Q4 2022, and a 4.6% increase compared to Q3 2023.
Revenue for patient services was $56 million, up 17.0% compared to Q4 2022. Growth in patient services revenue was driven by an increase in capitated contracts entered into during 2023 and in the latter half of 2022 as well as growth in fee-for-service ("FFS") revenue due to practice acquisitions and an overall increase in clinic count. Dispensary revenue increased 27.8% compared to Q4 2022 due to an increase in the number of filled prescriptions and an increase in the average revenue per filled prescription. Clinical trials & other revenue increased by 10.1% compared to Q4 2022 primarily due to an increase in Proposition 56 revenue and TOI Clinical Research revenue.
Gross profit in Q4 2023 was $14 million, a decrease of 8.0% compared to Q4 2022. The decrease was primarily driven by ongoing cost management fluctuations of oral and IV drugs. Gross profit is calculated by subtracting direct costs of patient services, dispensary, and clinical trials and other from consolidated revenues.
Selling, general and administrative ("SG&A") expenses in Q4 2023 were $28 million or 32.7% of revenue, compared with $30 million, or 41.4% of revenue, in Q4 2022 During Q4 2023, share-based compensation expense was $4 million. The decrease in SG&A expenses was due to restructuring in early 2023 and reduced overhead during the year.
Net loss for Q4 2023 was $18.8 million, a decrease of $7.7 million compared to Q4 2022 primarily due to an increase in operating revenue and decrease in SG&A expenses, offset by a decreased change in fair value of derivative liabilities and the goodwill impairment charge.
Adjusted EBITDA was $(6.3) million, an increase of $1.6 million compared to Q4 2022, primarily as a result of a decrease in share-based compensation and change in fair value of liabilities, offset by the goodwill impairment charge in Q4 2022.
Results for the Year Ended December 31, 2023
Consolidated revenue for the year ended December 31, 2023 was $324 million, an increase of 28.4% compared to the prior year.
Revenue for patient services was $214 million, an increase of 28.0% year-over-year. Growth in patient services revenue was primarily driven by an increase in capitated contracts entered into during the year ended December 31, 2023 and in the latter half of 2022 as well as growth in revenue from fee-for-service contracts due to practice acquisitions and an overall increase in clinic count. Dispensary revenue growth lagged the growth in revenue from patient services largely due to the Medi-Cal Rx transition. Despite the Medi-Cal Rx transition, dispensary revenue increased 30.9% compared to the comparable prior year period due to an increase in the average revenue per filled prescription. Clinical trials & other revenue increased by 8.6% compared to the prior year period due to an increase in miscellaneous contract revenue.
Revenue per capitated member was $39.5 PMPY (per member per year) at December 31, 2023, an increase of 10.5% compared to the prior year.
Gross profit for the year ended December 31, 2023 was $60 million, an increase of 14.4% year-over-year. The increase was driven by improved cost management of our oral and IV drugs and enhanced rebate opportunities.

SG&A expenses, excluding depreciation and amortization, for year ended December 31, 2023 were $114 million or 35.1% of revenue, compared with $120 million, or 47.4% of revenue, in the prior year. During 2023, share-based compensation expense was $18 million and SG&A related to transaction costs was $141 thousand. SG&A decline was primarily due to our restructuring in early 2023 and re-alignment of our vendors.
Net loss for the year ended December 31, 2023 was $83.1 million, a decrease of $83.2 million compared to the prior year, primarily due to the increase in gross profit and the change in the fair value of the warrant, earnout and conversion option derivative liabilities, offset by the goodwill impairment charge and increased operating expenses.
Adjusted EBITDA was $(25.8) million, an increase of $2.3 million compared to the prior year, primarily as a result of the change in fair value of the warrant, earnout and conversion option derivative liabilities.
Webcast and Conference Call
TOI will host a conference call on Wednesday, March 27, 2024 at 5:00 p.m. (Eastern Time) to discuss fourth quarter and full year results and management’s outlook for future financial and operational performance.
The conference call can be accessed live over the phone by dialing 1-877-407-0789, or for international callers, 1-201-689-8562. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13744947. The replay will be available until April 3, 2024.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of TOI's website at https://investors.theoncologyinstitute.com.
About The Oncology Institute, Inc.
Founded in 2007, TOI and its affiliates are advancing oncology by delivering highly specialized, value-based cancer care in the community setting. TOI offers cutting-edge, evidence-based cancer care to a population of approximately 1.8 million patients including clinical trials, transfusions, and other services traditionally associated with the most advanced care delivery organizations. With approximately 120+ employed clinicians and more than 700 teammates at approximately 70 clinic locations and growing, TOI is changing oncology for the better. For more information visit www.theoncologyinstitute.com.
Forward-Looking Statements
This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “preliminary,” “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “predict,” “potential,” “guidance,” “approximately,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding projections, anticipated financial results, estimates and forecasts of revenue and other financial and performance metrics and projections of market opportunity and expectations. These statements are based on various assumptions and on the current expectations of TOI and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by anyone as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of TOI. These forward-looking statements are subject to a number of risks and uncertainties, including the accuracy of the assumptions underlying the 2024 outlook discussed herein, the outcome of judicial and administrative proceedings to which TOI may become a party or investigations to which TOI may become or is subject that could interrupt or limit TOI’s operations, result in adverse judgments, settlements or fines and create negative publicity; changes in TOI’s patient or payors' preferences, prospects and the competitive conditions prevailing in the healthcare sector; failure to continue to meet stock exchange listing standards; the impact of COVID-19 on TOI’s business; those factors discussed in the documents of TOI filed, or to be filed, with the SEC, including the Item 1A. "Risk Factors" section of TOI's Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 16, 2023 and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that TOI currently is evaluating or does not presently know or that TOI currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect

TOI’s plans or forecasts of future events and views as of the date of this press release. TOI anticipates that subsequent events and developments will cause TOI’s assessments to change. TOI does not undertake any obligation to update any of these forward-looking statements. These forward-looking statements should not be relied upon as representing TOI’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.
Financial Information; Non-GAAP Financial Measures
Some of the financial information and data contained in this press release, such as Adjusted EBITDA and revenue per capitated member, have not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). TOI’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial measures determined in accordance with GAAP. Because of the limitations of non-GAAP financial measures, you should consider the non-GAAP financial measures presented in this press release in conjunction with TOI’s financial statements and the related notes thereto.
TOI believes that the use of Adjusted EBITDA provides an additional tool to assess operational and results of our performance, to plan and forecast future periods, and factors and trends in, and in comparing our financial measures with, other similar companies, many of which present similar non-GAAP financial measures to investors. The principal limitation of Adjusted EBITDA is that it excludes significant expenses and income that are required by GAAP to be recorded in TOI's financial statements.
TOI defines Adjusted EBITDA as net (loss) income plus depreciation, amortization, interest, taxes, non-cash items, share-based compensation, goodwill impairment charges, change in fair value of liabilities, unrealized gains or losses on investments and other adjustments to add-back the following: consulting and legal fees related to acquisitions, one-time consulting and legal fees related to certain advisory projects, software implementations and debt or equity financings, severance expense and temporary labor and recruiting charges to build out our corporate infrastructure. A reconciliation of Adjusted EBITDA to net loss, the most comparable GAAP metric, is set forth below.

Adjusted EBITDA Reconciliation
	Three Months Ended December 31,		Change
(dollars in thousands)	2023	2022	$	%
Net loss	$(18,754)	$(11,007)	$(7,747)	70.4%
Depreciation and amortization	1,577	1,192	385	32.3%
Interest expense, net	1,941	2,450	(509)	(20.8)%
Income tax expense (benefit)	(86)	(367)	281	(76.6)%
Non-cash addbacks(1)	1,876	604	1,272	210.6%
Share-based compensation	3,817	6,070	(2,253)	(37.1)%
Goodwill impairment charges	—	9,944	(9,944)	N/A
Change in fair value of liabilities	1,488	(15,482)	16,970	(109.6)%
Unrealized (gains) losses on investments	(206)	(673)	467	N/A
Practice acquisition-related costs(2)	1	91	(90)	(98.9)%
Post-combination compensation expense(3)	487	155	332	N/A
Consulting and legal fees(4)	55	1,115	(1,060)	(95.1)%
Infrastructure and workforce costs(5)	1,551	1,204	347	28.8%
Transaction costs(6)	1	64	(63)	(98.4)%
Adjusted EBITDA	$(6,252)	$(4,640)	$(1,612)	34.7%
(1)    During the three months ended December 31, 2023, non-cash addbacks were primarily comprised of non-cash rent of $(83) and net bad debt write-offs of $1,989. During the three months ended December 31, 2022, non-cash addbacks were primarily comprised of net bad debt write-offs of $74 and non-cash rent of $531.
(2)    Practice acquisition-related costs were comprised of consulting and legal fees incurred to perform due diligence, execute, and integrate acquisitions of various oncology practices.
(3)    Deferred consideration payments for practice acquisitions that are contingent upon the seller’s future employment at the Company.

(4)    Consulting and legal fees were comprised of a subset of the Company’s total consulting and legal fees during the three months ended December 31, 2023 and 2022, and related to certain advisory projects, software implementations, and legal fees for debt financing and predecessor litigation matters.
(5)    Infrastructure and workforce costs were comprised primarily of temporary labor of $148 and $724, recruiting expenses to build out corporate infrastructure of $633 and $406, as well as severance expenses resulting from cost rationalization programs of $81 and $45, and lease terminations, settlements, and penalty addbacks of $672 and $0 during the three months ended December 31, 2023 and 2022, respectively.
(6)    Transaction costs were comprised of legal and escrow fees associated with one practice acquisition for the three months ended December 31, 2023, and transactions costs incurred related to the issuance of the Senior Secured Convertible Note such as legal, audit, administrative, and registration fees for the three months ended December 31, 2022.
Adjusted EBITDA Reconciliation

	Year Ended December 31,		Change
(dollars in thousands)	2023	2022	$	%
Net income (loss)	$(83,068)	$152	$(83,220)	(54,750.0)%
Depreciation and amortization	5,873	4,411	1,462	33.1%
Interest expense, net	6,777	4,082	2,695	66.0%
Income tax expense (benefit)	(36)	(243)	207	(85.2)%
Non-cash addbacks(1)	2,029	1,208	821	68.0%
Share-based compensation	17,548	27,683	(10,135)	(36.6)%
Goodwill impairment charges	16,867	9,944	6,923	N/A
Change in fair value of liabilities	(1,395)	(85,258)	83,863	(98.4)%
Unrealized (gains) losses on investments	(237)	(640)	403	N/A
Practice acquisition-related costs(2)	113	790	(677)	(85.7)%
Post-combination compensation expense(3)	2,048	2,243	(195)	N/A
Consulting and legal fees(4)	1,570	3,797	(2,227)	(58.7)%
Infrastructure and workforce costs(5)	5,965	5,029	936	18.6%
Transaction costs(6)	141	3,259	(3,118)	(95.7)%
Adjusted EBITDA	$(25,805)	$(23,543)	$(2,262)	9.6%
(1)    During the year ended December 31, 2023, non-cash addbacks were primarily comprised of net bad debt write-offs of $2,020. During the year ended December 31, 2022, non-cash addbacks were primarily comprised of a $476 of net bad debt write-off, deferred rent of $711, and other miscellaneous charges of $22.
(2)    Practice acquisition-related costs were comprised of consulting and legal fees incurred to perform due diligence, execute, and integrate acquisitions of various oncology practices.
(3)    Deferred consideration payments for practice acquisitions that are contingent upon the seller’s future employment at the Company.
(4)    Consulting and legal fees were comprised of a subset of the Company’s total consulting and legal fees during the years ended December 31, 2023 and 2022, and related to certain advisory projects, software implementations, and legal fees for debt financing and predecessor litigation matters.
(5)    Infrastructure and workforce costs were comprised of recruiting expenses to build out corporate infrastructure of $2,227 and $2,835, software implementation fees of $105 and $116, severance expenses resulting from cost rationalization programs of $979 and $248, temporary labor of $1,365 and $1,829, and lease terminations, settlements, and penalty addbacks of $1,289 and $0 during the years ended December 31, 2023 and 2022, respectively.
(6)    Transaction costs were comprised of consulting, legal, administrative and regulatory fees associated with share repurchases and practice acquisitions during the year ended December 31, 2023, and related to the Senior Secured Convertible Note during the year ended December 31, 2022.
TOI defines revenue per capitated member as capitated revenue divided by lives under value-based contracts. TOI believes that use of revenue per capitated member is an appropriate measure of individual value-based contract economics as our business takes on adjacent specialty risk and establishes more Medicare Advantage only contracts outside of California. This will provide a clearer picture of the impact of incremental contracts signed and growth across markets and to provide more clarity to analysts and shareholders. A reconciliation of revenue per capitated member (PMPY) to capitated revenue, the most comparable GAAP metrics, is set forth below:

	Year Ended December 31,
	2023	2022
Capitated revenue (dollars in thousands)	$70,370	$61,341
Lives under value-based contracts (millions)	1.8	1.7
Revenue per capitated member (PMPY)	$39.5	$35.7
TOI uses revenue per capitated member, a non-GAAP metric, as an additional tool to assess its value-based contract economics. See "Financial Information: Non-GAAP Financial Measures" above. In reliance on the unreasonable efforts exception provided under Regulation S-K, TOI is not reasonably able to provide a quantitative reconciliation for forward-looking information of revenue per capitated member to capitated revenue, the most directly comparable GAAP financial measure, without unreasonable efforts due to uncertainties regarding future capitated contracts, on-going contract negotiations, unpredictability for care of various patients, and fluctuations in lives under value-based contracts.

Key Business Metrics
	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Clinics (1)	83	76	83	76
Markets	15	15	15	15
Lives under value-based contracts (millions)	1.8	1.7	1.8	1.7
Net income (loss)	$(18,754)	$(11,007)	$(83,068)	$152
Adjusted EBITDA (in thousands)	$(6,252)	$(4,640)	$(25,805)	$(23,543)
(1)    Includes independent oncology practices to which we provide limited management services, but do not bear the operating costs.

Consolidated Balance Sheets (Unaudited)
(in thousands except share data)

	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$33,488	$14,010
Marketable securities	49,367	59,796
Accounts receivable, net	42,360	39,816
Other receivables	551	617
Inventories	13,678	9,261
Prepaid expenses and other current assets	4,049	6,918
Total current assets	143,493	130,418
Non-current investments	—	58,354
Property and equipment, net	10,883	8,547
Operating right of use assets	29,169	24,494
Intangible assets, net	17,904	17,957
Goodwill	7,230	21,418
Other assets	561	477
Total assets	$209,240	$261,665
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$14,429	$9,372
Current portion of operating lease liabilities	6,363	5,498
Income taxes payable	—	255
Accrued expenses and other current liabilities	13,996	14,595
Total current liabilities	34,788	29,720
Operating lease liabilities	26,486	22,060
Derivative warrant liabilities	636	350
Derivative earnout liabilities	—	803
Conversion option derivative liabilities	3,082	3,960
Long-term debt, net of unamortized debt issuance costs	86,826	80,621
Other non-current liabilities	365	868
Deferred income taxes liability	32	108
Total liabilities	152,215	138,490
Stockholders’ equity:
Common Stock, 0.0001 par value, authorized 500,000,000 shares; 75,879,025 shares issued and 74,145,251 shares outstanding at December 31, 2023 and 73,265,621 shares issued and outstanding at December 31, 2022	8	7
Series A Convertible Preferred Stock, 0.0001 par value, authorized 10,000,000 shares; 165,045 shares issued and outstanding at December 31, 2023 and December 31, 2022	—	—
Treasury Stock at cost, 1,733,774 and 0 shares at December 31, 2023 and December 31, 2022	(1,019)	—
Additional paid-in capital	204,186	186,250
Accumulated deficit	(146,150)	(63,082)
Total stockholders’ equity	57,025	123,175
Total liabilities and stockholders’ equity	$209,240	$261,665

Consolidated Statements of Operations (Unaudited)
(in thousands except share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenue
Patient services	$56,171	$47,992	$213,504	$166,785
Dispensary	27,607	21,607	103,835	79,343
Clinical trials & other	2,010	1,825	6,900	6,355
Total operating revenue	85,788	71,424	324,239	252,483
Operating expenses
Direct costs – patient services	48,364	38,382	181,017	134,761
Direct costs – dispensary	22,743	17,295	83,071	65,111
Direct costs – clinical trials & other	302	118	578	518
Goodwill impairment charges	—	9,944	16,867	9,944
Selling, general and administrative expense	28,090	29,572	113,851	119,689
Depreciation and amortization	1,577	1,192	5,873	4,411
Total operating expenses	101,076	96,503	401,257	334,434
Loss from operations	(15,288)	(25,079)	(77,018)	(81,951)
Other non-operating expense (income)
Interest expense, net	1,941	2,450	6,777	4,082
Change in fair value of derivative warrant liabilities	344	(1,398)	286	(1,843)
Change in fair value of earnout liabilities	(11)	(5,394)	(803)	(59,215)
Change in fair value of conversion option derivative liabilities	1,156	(8,690)	(878)	(24,200)
Gain on loan forgiveness	—	—	—	(183)
Other, net	123	(673)	704	(501)
Total other non-operating loss expense (income)	3,553	(13,705)	6,086	(81,860)
Loss before provision for income taxes	(18,841)	(11,374)	(83,104)	(91)
Income tax benefit (expense)	87	367	36	243
Net income (loss)	$(18,754)	$(11,007)	$(83,068)	$152
Net income (loss) per share attributable to common stockholders:
Net income (loss) attributable to common stockholders, basic	(15,314)	(8,972)	(67,877)	68
Weighted-average number of shares outstanding, basic	73,469,101	72,751,847	73,748,660	72,793,497
Net income (loss) per share attributable to common stockholders, basic	$(0.21)	$(0.12)	$(0.92)	$—

Net loss attributable to common stockholders, diluted	(15,314)	(13,893)	(67,877)	(16,980)
Weighted-average number of shares outstanding, diluted	73,469,101	85,591,814	73,748,660	80,605,600
Net loss per share attributable to common stockholders, diluted	$(0.21)	$(0.16)	$(0.92)	$(0.21)

Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(18,754)	$(11,007)	$(83,068)	$152
Adjustments to reconcile net income (loss) to cash and cash equivalents used in operating activities:
Depreciation and amortization	1,577	1,192	5,873	4,411
Amortization of debt issuance costs and debt discount	1,572	1,552	6,205	2,444
Goodwill impairment charges	—	9,944	16,867	9,944
Share-based compensation	4,079	6,070	17,810	27,683
Change in fair value of liability classified warrants	344	(1,398)	286	(1,843)
Change in fair value of liability classified earnouts	(11)	(5,394)	(803)	(59,215)
Change in fair value of liability classified conversion option derivatives	1,156	(8,690)	(878)	(24,200)
Unrealized (gain) loss on investments	(194)	316	(249)	378
Accretion of discount on investment securities	(1,919)	(991)	(2,631)	(1,020)
Deferred taxes	(137)	(446)	(76)	(263)
Gain on loan forgiveness	—	—	—	(183)
Bad debt expense	1,989	74	2,020	476
(Gain) loss on disposal of property and equipment	(30)	(1)	(30)	21
Changes in operating assets and liabilities, net of business combinations:
Accounts receivable	4,093	(5,070)	(4,564)	(20,285)
Inventories	(1,472)	852	(4,385)	(1,732)
Other receivables	(87)	(58)	66	620
Prepaid expenses	400	737	3,128	4,282
Operating lease right-of-use assets	1,358	1,684	5,806	5,404
Other assets	(1)	(16)	(84)	(157)
Accrued expenses and other current liabilities	2,778	(545)	3,357	2,349
Income taxes payable	(255)	(132)	(255)	123
Accounts payable	1,096	(1,783)	5,057	(6,187)
Current and long-term operating lease liabilities	(1,415)	(803)	(5,324)	(3,801)
Other non-current liabilities	(49)	(84)	(443)	(1,157)
Net cash and cash equivalents used in operating activities	(3,882)	(13,997)	(36,315)	(61,756)
Cash flows from investing activities:
Purchases of property and equipment	(861)	(1,995)	(4,567)	(5,529)
Cash paid for practice acquisitions, net	(156)	(470)	(4,456)	(8,577)
Purchases of marketable securities/investments	88	(30,106)	(9,595)	(117,508)
Sales of marketable securities/Investments	12,556	—	81,258	—
Net cash and cash equivalents provided by (used in) investing activities	11,627	(32,571)	62,640	(131,614)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	—	—	110,000
Transactions costs related to issuance of long-term debt	—	—	—	(3,663)
Payments made for financing of insurance payments	(259)	(1,270)	(3,269)	(5,009)
Payment of deferred consideration liability for acquisition	(1,625)	—	(2,584)	(509)
Principal payments on financing leases	(10)	(19)	(101)	(58)
Common stock repurchase from related party	—	—	(1,019)	(9,000)
Common stock issued for options exercised	113	442	126	858
Taxes for common stock net settled	—	—	—	(413)
Net cash and cash equivalents (used in) provided by financing activities	(1,781)	(847)	(6,847)	92,206
Net (decrease) increase in cash and cash equivalents	5,964	(47,415)	19,478	(101,164)
Cash and cash equivalents at beginning of period	27,524	61,425	14,010	115,174
Cash and cash equivalents at end of period	$33,488	$14,010	$33,488	$14,010

Contacts
Media
The Oncology Institute, Inc.
Daniel Virnich, MD
danielvirnich@theoncologyinstitute.com
(562) 735-3226 x 81125

Revive
Michael Petrone
mpetrone@reviveagency.com
(615) 760-4542
Investors
Solebury Strategic Communications
investors@theoncologyinstitute.com